UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 20, 2004

XM SATELLITE RADIO HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27441	54-1878819
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1500 Eckington Place, N.E. Washington, DC	20002
(Address of principal executive offices)	(Zip Code)

(202) 380-4000

Registrant’s telephone number, including area code

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events.

Today, XM announced a multi-year agreement with Major League Baseball to broadcast MLB games live nationwide, and to become the Official Satellite Radio provider of Major League Baseball. The agreement also grants XM the rights to use the MLB silhouetted batter logo and the collective marks of all 30 MLB clubs.

For the 2005 through 2012 baseball seasons, we will carry both the regular season and the post-season MLB schedule of games, including the World Series. Under the agreement, XM will also broadcast certain MLB games in Spanish. XM will create a major league baseball channel featuring original content, classic MLB games and other archived MLB material. We intend to include all MLB programming in our basic service package.

We will pay MLB up to $50 million for 2005 and $60 million per year thereafter through 2012, with $120 million to be deposited into escrow in connection with the signing of the agreement.

MLB has the option to extend the agreement for the 2013, 2014 and 2015 seasons, at the same $60 million annual compensation rate. We will also make incentive payments to MLB for XM subscribers obtained through MLB and baseball club verifiable promotional programs.

With the addition of this major package of very attractive sports content, XM expects to accelerate subscriber growth, which we believe will have a long-term positive impact on our business. The payments for MLB programming, and the front-end costs of increased subscribers, will impact the time we reach cash flow breakeven.

Item 9.01    Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit 99.1    Press release, dated October 20, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XM SATELLITE RADIO HOLDINGS INC.

Date: October 20, 2004	By:	/s/ Joseph M. Titlebaum
Joseph M. Titlebaum Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Document

99.1    Press release, dated October 20, 2004.